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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
LDK Solar Co., Ltd.:

We consent to the use of our report dated March 31, 2008, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. and its subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders' equity and comprehensive (loss) income, and cash flows for the period from July 5, 2005 (date of inception) to December 31, 2005 and the years ended December 31, 2006 and 2007, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG

KPMG
Hong Kong, China

June 30, 2008

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